Exhibit 99.1

Media Contact:	Investors Contact:
Shelby Hansen	Zachary Nagle
+1-704-990-3835	+1-704-990-3913
Shelby.Hansen@tranetechnologies.com	InvestorRelations@tranetechnologies.com

John Hayes, Chairman and former President and CEO, Ball Corporation,

Joins Trane Technologies Board of Directors

SWORDS, Ireland — April 6, 2023 — Trane Technologies (NYSE: TT), a global climate innovator, today announced it has appointed John Hayes, chairman and former president and CEO, Ball Corporation (NYSE: BALL), to its Board of Directors, effective immediately.

“John brings deep leadership and corporate governance experience and will be a strong addition to our Board of Directors,” said Dave Regnery, chair and CEO of Trane Technologies. “We will benefit greatly from his growth mindset and strategic vision as we continue to innovate for a sustainable world and drive long-term value for shareholders.”

Hayes brings more than 30 years of leadership experience in global, industrial markets. He is retiring from his role as chairman of Ball Corporation effective April 26, 2023. He has served as chairman since 2013, and chief executive officer from 2011 to April 2022. During his tenure as CEO, he led multiple acquisitions and strategic transactions as the company’s revenues doubled and its market capitalization increased sixfold.

During his early career at Ball, Hayes worked in corporate planning and development and later became President of Ball Packaging Europe. Prior to joining Ball, he served as vice president of Mergers and Acquisitions and Corporate Finance for Lehman Brothers.

Hayes serves on the Board of Directors for Kohler Co. and as an Operating Advisor to CD&R with a focus across the industrials sector. He holds a B.A. in English and Economics from Colgate University and a M.B.A. in Finance and Strategy from the J.L. Kellogg Graduate School of Management at Northwestern University.

Hayes will serve on the Human Resources and Compensation and the Sustainability, Corporate Governance and Nominating Committees of the Trane Technologies Board of Directors.

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About Trane Technologies

Trane Technologies is a global climate innovator. Through our strategic brands Trane® and Thermo King®, and our portfolio of environmentally responsible products and services, we bring efficient and sustainable climate solutions to buildings, homes, and transportation. For more on Trane Technologies, visit tranetechnologies.com.